                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*


                         Cellegy Pharmaceuticals, Inc.
                   -----------------------------------------
                               (Name of Issuer)


                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)


                                  15115L-10-3
                   -----------------------------------------
                                 (CUSIP Number)


         Check the following box if a fee is being paid with this statement [x]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)  (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 7 Pages

CUSIP NO. 15115L-10-3                13G                   PAGE  2  OF 7  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Neutrogena Corporation
     95-2221471

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                    5    SOLE VOTING POWER

                                  0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                  475,560
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                          0


                    8    SHARED DISPOSITIVE POWER

                                475,560


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                475,560



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 12.61%


12   TYPE OF REPORTING PERSON*

                                   CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 15115L-10-3                13G                   PAGE  3  OF 7  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Johnson & Johnson
     22-1024240

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Jersey

                    5    SOLE VOTING POWER

                                  0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                  475,560
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                          0


                    8    SHARED DISPOSITIVE POWER

                                475,560


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                475,560



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 12.61%


12   TYPE OF REPORTING PERSON*

                                   CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 10549


                       ---------------------------------


                       SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934


                       ---------------------------------


Item 1.    (a).    Name of Issuer:
                                      Cellegy Pharmaceuticals, Inc.


           (b).    Address of Issuer's Principal Executive Offices:
                                      371 Bel Marin Keys
                                      Novato, CA 94949



Item 2.    (a).    Name of Person Filing:
                                      Johnson & Johnson
                                      Neutrogena Corporation


           (b).    Address of Principal Business Office:
                                      One Johnson & Johnson Plaza
                                      New Brunswick, NJ 08933






                              Page 4 of 7 Pages

Item 2.    (c).    Citizenship:
                                 Johnson & Johnson - New Jersey
                                 Neutrogena Corporation - Delaware


           (d).    Title of Class of Securities:
                                 Common Stock


           (e).    CUSIP Number:
                                 15115L-10-3


Item 3.            This statement is filed pursuant to Rule         by
                                 Not applicable

Item 4.            Ownership.

           (a).    Amount Beneficially Owned
                                 Each corporation beneficially owns 475,560 shares

           (b).    Percent of Class:
                                 12.61%


           (c).    Number of Shares as to which each such person has:

                   (i)      sole power to vote or to direct the vote          0

                   (ii)     shared power to vote or to direct the vote  475,560

                   (iii)    sole power to dispose or to direct the
                            disposition of                                    0

                   (iv)     shared power to dispose or to direct the
                            disposition of                              475,560





                              Page 5 of 7 Pages

Item 5.            Ownership of Five Percent or Less of a Class:

                                Not applicable.

Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                                Not applicable.

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                                Not applicable.

Item 8.            Identification and Classification of Members of the Group:

                                Not applicable.


                               Page 6 of 7 Pages


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Item 9.            Notice of Dissolution of Group:

                                Not applicable.

Item 10.           Certification:

                                Not applicable.

                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                         JOHNSON & JOHNSON


                                         By:  /s/ James R. Utaski
                                              ------------------------
                                              Name/Title: James R. Utaski
                                                          Vice President

                                         NEUTROGENA CORPORATION


                                         By:  /s/ Clay H. Paterson
                                              ------------------------
                                              Name/Title: Clay H. Paterson
                                                          Secretary


Dated: February 13, 1996


                               Page 7 of 7 Pages